UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2008

Power Integrations, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-23441	94-3065014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5245 Hellyer Avenue

San Jose, California 95138-1002

(Address of principal executive offices)

(408) 414-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On January 29, 2008, the Board of Directors of Power Integrations, Inc. amended Power Integrations’ Code of Business Conduct and Ethics (the “Code”).

Among other things, the changes to the Code (i) prohibit any director, officer or employee of Power Integrations to make any entry in its books and records that intentionally hides or disguises the nature of any transaction or of any of its liabilities or misclassifies any transactions as to accounts or accounting periods; (ii) require that the terms of sales and other commercial transactions be reflected accurately in Power Integrations’ books and records; (iii) require all employees comply with Power Integrations’ system of internal controls; (iv) prohibit cash or other assets from being maintained for any purpose in any unrecorded or “off-the-books” fund; (v) prohibit any employee from taking or authorizing any action that would intentionally cause Power Integrations’ financial records or financial disclosures to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations; (vi) require all employees to cooperate fully with investigations, audits and inquiries to help ensure that Power Integrations’ books and records, as well as its reports filed with the SEC, are accurate and complete; and (vii) prohibit any employee from knowingly making (or causing or encouraging any other person to make) any false or misleading statement in any of Power Integrations’ reports filed with the SEC or knowingly omitting (or causing or encouraging any other person to omit) any information necessary to make the disclosure in any of its reports accurate in all material respects. Prior to the amendment, Power Integrations’ Chief Executive Officer, Chief Financial Officer and such other officers as designated by its audit committee were required to abide by the financial reporting standards set forth in the Code.

The Conflicts of Interest and Corporate Opportunities section of the Code was revised to provide that all directors, officers and employees must avoid situations in which their personal, family or financial interests materially conflict or appear to materially conflict with those of Power Integrations. Prior to the amendment, Power Integrations’ directors, officers and employees were required to avoid any such conflict of interest or the appearance of any such conflict of interest with Power Integrations, regardless of its materiality.

The Conflicts of Interest and Corporate Opportunities section was further revised to provide that unless express permission is received from the compliance officer or the audit committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (i) of more than an amount that would, or could give the appearance that it could, cause an employee to put his or her interests before those of Power Integrations, (ii) in cash, (iii) susceptible of being construed as a bribe or kickback, (iv) made or received on a regular or frequent basis or (v) in violation of any laws. Prior to the amendment, the Code prohibited any employee, or members of his or her family, from soliciting or accepting valuable gifts, payments, special favors or other consideration from customers, suppliers or competitors.

In addition, certain technical changes were made, and certain redundant provisions were deleted. A copy of the Code is attached hereto, and the descriptions of the amendments above are qualified in their entirety by reference to the Code.

Item 8.01.	Other Events.

On January 29, 2008, Power Integrations’ Board of Directors approved the amendment to the Power Integrations, Inc. 2007 Equity Incentive Plan (the “Plan”).

The Plan previously provided that: (i) if shares of common stock subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes, (ii) a stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”), or (iii) an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, then the number of shares subject to the stock award that are not delivered to the participant will remain available for subsequent issuance under the Plan. In addition, the Plan provided that if the exercise price of any stock award is satisfied by tendering shares of common stock held by a participant (either by actual delivery or attestation), then the number of shares so tendered will remain available for issuance under the Plan.

Power Integrations has amended the Plan to provide that: (i) if shares of common stock subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes, (ii) a stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”), or (iii) an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, then the number of shares subject to the stock award that are not delivered to the participant will not remain available for subsequent issuance under the Plan. In addition, Power Integrations has amended the Plan to provide that if the exercise price of a stock award is satisfied by tendering shares of common stock held by a participant (either by actual delivery or attestation), then the number of shares so tendered will not remain available for issuance under the Plan.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	2007 Equity Incentive Plan

14.1	Code of Business Conduct and Ethics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Integrations, Inc.

By:	/s/ Rafael Torres
	Name:	Rafael Torres
	Title:	Chief Financial Officer

Dated: February 4, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	2007 Equity Incentive Plan

14.1	Code of Business Conduct and Ethics